As filed with the Securities and Exchange Commission on March 13, 2013

Registration No. 333-109682

Registration No. 333-84202

Registration No. 333-90745

Registration No. 333-74789

Registration No. 333-24527

Registration No. 333-07917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-109682

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-84202

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-90745

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-74789

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-24527

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-07917

Under The Securities Act of 1933

SPARTECH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-0761773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 S. Central Avenue, Suite 1700

Clayton, Missouri 63105

(Address of Principal Executive Offices Including Zip Code)

Julie McAlindon

PolyOne Center, 33587 Walker Road

Avon Lake, Ohio 44012

(440) 930-1000

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Spartech Corporation (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-109682, filed October 14, 2003, which registered 11,382,836 common shares of the Company, par value $.75 per share (“Common Stock”).

2.	Registration Statement No. 333-84202, filed March 12, 2002, registering 9,487,500 shares of Common Stock, as amended by Pre-Effective Amendment No. 1 filed April 26, 2002 and Pre-Effective Amendment No. 2 filed May 7, 2002.

3.	Registration Statement No. 333-90745, filed November 12, 1999, registering 165,000 shares of Common Stock and options to purchase 165,000 shares of Common Stock, as amended by Pre-Effective Amendment No. 1 filed December 7, 1999 and Pre-Effective Amendment No. 2 filed December 10, 1999.

4.	Registration Statement No. 333-74789, filed March 22, 1999, registering 2,678,968 shares of Common Stock, as amended by Pre-Effective Amendment No. 1 filed May 7, 1999, Pre-Effective Amendment No. 2 filed May 21, 1999 and Pre-Effective Amendment No. 3 filed May 28, 1999.

5.	Registration Statement No. 333-24527, filed April 4, 1997, registering 1,340,000 shares of Common Stock and options to purchase 1,340,000 shares of Common Stock, as amended by Pre-Effective Amendment No. 1 filed April 18, 1997.

6.	Registration Statement No. 333-07917, filed July 10, 1996, registering 6,900,000 shares of Common Stock, as amended by Pre-Effective Amendment No. 1 filed August 28, 1996.

On March 13, 2013, pursuant to an Agreement and Plan of Merger dated as of October 23, 2012, by and among the Company, PolyOne Corporation (“Parent”), 2012 RedHawk, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC), a wholly owned subsidiary of Parent (“Merger LLC”), the Company merged with and into Merger Sub (the “Merger”), with the Company continuing as the surviving corporation in the merger as a wholly owned subsidiary of Parent and, immediately after the Merger, the Company merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving as a wholly owned subsidiary of Parent.

In connection with the Merger and Subsequent Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, PolyOne Designed Structures and Solutions LLC, as successor by merger to the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon Lake, state of Ohio, on this 13th day of March, 2013.

POLYONE DESIGNED STRUCTURES AND SOLUTIONS LLC (as successor by merger to Spartech Corporation)

By:	/s/ Julie McAlindon
Julie McAlindon
President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 13, 2013	/s/ Julie McAlindon
Julie McAlindon President (Principal Executive Officer)

Date: March 13, 2013	/s/ Daniel J. O’Bryon
Daniel J. O’Bryon Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: March 13, 2013	/s/ Lisa K. Kunkle
Lisa K. Kunkle Vice President, General Counsel & Secretary of PolyOne Corporation, sole member of PolyOne Designed Structures and Solutions LLC